Exhibit 10.1

Amendment No. 1

to

At-the-Market Issuance Sales Agreement

This Amendment No. 1 (the “Amendment No. 1”) dated December 1, 2020, to that certain At-the-Market Issuance Sales Agreement, dated October 2, 2020 (the “Sales Agreement”) by and between DPW Holdings, Inc., a Delaware corporation (the “Company”), and Ascendiant Capital Markets, LLC (the “Agent”), is being entered into to modify certain terms of the Sales Agreement. Defined terms used herein have the definitions assigned to them in the Sales Agreement. Unless specifically amended or modified herein, the other terms of the Sales Agreement remain in full force and effect, not amended or modified, as of the date hereof.

1.    The amount of Placement Shares that may be sold under and pursuant to the terms of the Sales Agreement is increased by $31,025,000, for an amended aggregate of $40,000,000 that may be sold under and pursuant to the terms of the Sales Agreement. The defined term “Maximum Amount” in the Sales Agreement will mean $40,000,000.

2.     The definition of “Applicable Time,” in Section 24 of the Sales Agreement is hereby deleted and in its place inserted the following:

“Applicable Time” means (i) the date of any substantive amendment to the Sales Agreement, (ii) each Representation Date, and (iii) the time of each sale of any Placement Shares pursuant to this Agreement.

3.    At the date of this Amendment No. 1, for the sake of clarification of items to be delivered in connection with the change in the Maximum Amount in Sections 7 and 10 of the Sales Agreement, the Company will deliver or will arrange for the delivery of the following:

(i)       A Representation Date Certificate as provided in Section 7(l) of the Sales Agreement, with the understanding that the Company has sold Placement Shares after October 2, 2020 up to and through the date of this Amendment No. 1 under the Sales Agreement;

(ii)       A secretary’s certificate as to only the authorization of the additional Placement Shares under the Maximum Amount;

(iii)       An opinion or “bring down” opinion of Company Counsel dated November 30, 2020 with such opinion covering the Maximum Amount of $40,000,000 in Placement Shares that may be sold;

(iv)       A certificate of the Chief Financial Officer certifying the information contained in and incorporated by reference into the Company’s Prospectus Supplement filed with the Securities Exchange Commission on October 2, 2020 as amended by Amendment No. 1 to Prospectus Supplement dated December 1, 2020; and

(v)       A copy of the amendment to any listing application to the Exchange to reflect the additional Placement Shares under the Maximum Amount.

4.    The dollar amount referenced in Section 1 is increased from “$8,975,000,” to “$40,000,000.”

If the foregoing correctly sets forth the understanding between the Company and the Agent as to amendments to the Sales Agreement, please so indicate in the space provided below for that purpose, whereupon this Amendment No 1. shall constitute a binding modification agreement between the Company and the Agent to the Sales Agreement.

[signatures on next following page]

DPW HOLDINGS, INC.

By:	/s/ Milton C. Ault, III
Name:	Milton Ault, III
Title:	Chief Executive Officer and Chairman

ACCEPTED as of the date first-above written:

ASCENDIANT CAPITAL MARKETS, LLC

By:	/s/ Bradley J. Wilhite
Name:	Bradley J. Wilhite
Title:	Managing Partner